Exhibit 99.1

Flexsteel Industries, Inc. Provides Business Update for Fiscal Second Quarter 2022

Dubuque, Iowa – December 15, 2021 – Flexsteel Industries, Inc. (NASDAQ:FLXS) (“Flexsteel” or the “Company”), one of the largest manufacturers, importers and online marketers of furniture products in the United States, today provided several updates on recent business conditions impacting its fiscal 2022 second quarter.  Specifically, the Company is anticipating strong sales performance and is increasing the mid-point of its previous revenue guidance range; however, supply chain challenges are driving higher than expected ocean container ancillary expenses, and as a result, near-term profitability is anticipated to be negatively impacted.

CEO Commentary

“We’re competing well and expect to build on our strong sales growth momentum to deliver double-digit growth during the second quarter,” said Jerry Dittmer, President and CEO of Flexsteel Industries. “Our solid sales execution combined with favorable inventory positions and growth investments position us well for continued growth throughout the fiscal year, and we project to deliver 15 to 20 percent year-over-year revenue growth for the full year.”

“While our growth prospects are promising, we continue to face unprecedented challenges from global supply chain issues.  Although we’ve navigated these supply chain hurdles effectively to service our customers and promote healthy revenue growth, the cost headwinds are substantial, unpredictable, and pressuring our profit margins in the short-term.  Ancillary charges associated with ocean containers, such as demurrage and detention, had escalated to extraordinary levels in our fiscal first quarter and exceeded $5 million. The lack of truck drivers and warehouse workers available to pick up, unload, and return containers, combined with minimal ‘free days’ from shipping carriers, have intensified these ancillary charges. Logjams at railway yards have prohibited timely return of containers and further exacerbated ancillary expenses.  While we anticipated lower ancillary costs in the second quarter compared to the first quarter, increased per diem rates, continued supply chain disruptions, and ongoing challenges with driver availability have driven even higher ancillary costs, which we estimate will exceed $10 million in the second quarter. These higher expenses were unforeseen and will have an adverse impact on near-term profits as we now anticipate an operating loss in the quarter.  Our team continues to adjust our sourcing and transportation strategies to manage the profit pressures created by the volatility in today’s global supply chain.  While we are disappointed with our profit outlook for the quarter, it does not reflect the commitment and strong execution of our employees or the Company’s attractive prospects for long-term profitable growth.  We are aggressively managing these cost headwinds and are committed to driving profitable performance throughout the second half of fiscal 2022.”

Sales Outlook – Fiscal Second Quarter 2022

Previously, the Company’s guidance for second quarter sales was between $130 and $140 million dollars.  The mid-point of the range, or $135 million dollars, represented an estimated year-over-year growth rate of 13.4%.

The Company now estimates sales for the second quarter between $137 to $143 million dollars.  The mid-point of the range, or $140 million dollars, represents a forecasted year-over-year growth rate of 17.5%.

Profit Outlook – Fiscal Second Quarter 2022

Previously, the Company’s guidance for second quarter adjusted operating margin, which excludes restructuring expenses, was between 4.5 and 5.5 as a percent of net sales.

For the second quarter, the Company now estimates an adjusted operating loss, which excludes restructuring expenses. Due to ongoing volatility in supply chain costs, an updated guidance range for adjusted operating margin is not provided.  For Fiscal 2022, the Company anticipates operating profit in both the third quarter and fourth quarter.

About Flexsteel

Flexsteel Industries, Inc. and Subsidiaries is one of the largest manufacturers, importers and online marketers of furniture products in the United States. Product offerings include a wide variety of furniture such as sofas, loveseats, chairs, reclining and rocker-reclining chairs, swivel rockers, sofa beds, convertible bedding units, occasional tables, desks, dining tables and chairs and bedroom furniture. A featured component in most of the upholstered furniture is a unique steel drop-in seat spring from which the name “Flexsteel” is derived. The Company distributes its products throughout the United States through its e-commerce channel and direct sales force.

Forward-Looking Statements

Statements, including those in this release, which are not historical or current facts, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. There are certain important factors that could cause our results to differ materially from those anticipated by some of the statements made herein. Investors are cautioned that all forward-looking statements involve risk and uncertainty. Some of the factors that could affect results are the cyclical nature of the furniture industry, supply chain disruptions, litigation, the effectiveness of new product introductions and distribution channels, the product mix of sales, pricing pressures, the cost of raw materials and fuel, retention and recruitment of key employees, actions by governments including laws, regulations, taxes and tariffs, the amount of sales generated and the profit margins thereon, competition (both U.S. and foreign), credit exposure with customers, participation in multi-employer pension plans, the impact of the COVID-19 pandemic and general economic conditions. For further information regarding these risks and uncertainties, see the “Risk Factors” section in Item 1A of our most recent Annual Report on Form 10-K.

For more information, visit our web site at http://www.flexsteel.com.

INVESTOR CONTACT:

Derek Schmidt, Flexsteel Industries, Inc.	563-585-8383
investors@flexsteel.com